Skillz Q1 2022 Stockholder Letter

May 4, 2022

Fellow Stockholders,

As a leader in the mobile games industry building the future of competition, we kicked off 2022 by transitioning our focus from revenue growth at all costs to increasing profitable growth and efficiency. We are happy to report that we made significant progress driving efficiency in Q1, setting ourselves up to achieve our goals for 2022.

Skillz (NYSE: SKLZ) posted revenue of $93.4 million, representing 12% year-over-year growth, driven by 22% year-over-year growth in Paying Monthly Active Users (Paying MAU). We improved marketing efficiency, which enabled us to reduce User Acquisition (UA) marketing spend by 30% over the prior quarter while maintaining Revenue After Engagement Marketing (RAEM). We also enhanced engagement marketing efficiency by cutting low-return engagement marketing programs, resulting in a 7 percentage point reduction in engagement marketing as a percentage of revenue over the prior quarter. The benefits of higher marketing efficiency flowed to the bottom line but were offset, in part, by a 15% increase in our employees salaries, which was a necessary adjustment to bring compensation in line with the market. We continue to believe that a great company is built by great people. Our people are at the heart of all we achieve at Skillz and our focus on compensation, benefits, and wellbeing are key commitments for us. As a result of our efficiency improvements in Q1, Adjusted EBITDA loss improved by $16.9 million over the prior quarter.

We are making no change to our full-year Revenue and RAEM guidance of $400 million and $245 million, respectively. As we look forward to the remainder of the year, we expect sequential RAEM growth to benefit from new products launching in the first half of 2022 that will generate revenue in the second half of the year. Furthermore, the Q1 efficiency gains in marketing were substantially all realized in February and we expect to continue to drive additional improvement in marketing efficiency throughout the year. We continue to target a full-year 2022 Adjusted EBITDA margin guidance of approximately (37)%.

Business Highlights

Enabling More Gamers To Share the Skillz Experience through Innovation

In Q1, the company invested in product innovation to build a more balanced growth profile. We reached milestones for several key products and announced we are entering cloud-based gaming. As you may know from experience, consumers clicking on an ad for a mobile game, on average, delete the game before even opening it almost 20% of the time. Perhaps that is not surprising when you think about the level of friction in the current game discovery and install experience, which involves multiple steps and can take up to several minutes.

Our cloud gaming technology, embedded in a playable ad, has the potential to break all those barriers and reach gamers regardless of platform around the world. It will dramatically reduce the friction during the onboarding experience, thus improving game discovery and sharing. This quarter, we began private beta-testing cloud gaming with three games. While it is still early, we are starting to collect data on user behavior with this product, and believe this could both increase lifetime value (LTV) and lower user acquisition costs (UAC) for our business.

Launching Social Features to Drive Deeper Engagement

Skillz is committed to connecting the world through competition. Competition and socialization not only bring the world together, but they also create stickier communities. Coming back to the game every day to spend time with friends is one of the strongest ways we can build retention.

In Q1, Skillz rolled out chat system-wide to drive deeper user engagement and the results so far have been better than expected. We plan to continue to build on our chat service capabilities to enable new and meaningful ways for players to connect with each other and our content. Being able to play private tournaments in real time with friends is just one example of how we plan to empower players to bring others onto the platform for fun, fair, and meaningful competitive experiences.

Partnering with Brands to Create Unique Gaming Experiences

We continue to invest in our brand partnerships to create unique gaming experiences and diversify the range of games offered on our platforms for players to enjoy and for developers to create their next multi-million dollar franchise.

One of our most notable new partnerships is the multi-year licensing agreement with UFC®, the world’s premier mixed martial arts organization, with more than 625 million fans and 188 million media followers. This partnership will enable selected game creators from the Skillz developer community to utilize certain UFC and UFC athlete intellectual property for mobile game creation and marketing, and will be co-marketed by both UFC and Skillz. The new UFC-branded mobile games are slated to launch in 2023.

This quarter, we also announced the selection of the NFL & Skillz Game Developer Challenge finalists. Four developers (Brainstorm Games, iGamebank, Play Mechanix, and Session Games), whose NFL-inspired game creations earned them the rights to brand their games with the NFL and club logos, moved on to the soft launch phase. The final winning games will launch for play on iOS and Android prior to the 2022 NFL season.

Solving Developer Pain Points to Grow the Range of Quality Content on the Platform

We are actively focused on the advancement of several developer initiatives, ranging from the upleveling of games to marketing programs in support of growing the content on our platform. With Skillz, our developers can focus on what they want to do and what they do best, which is building great games. We handle all the payments, analytics, live operations, competition server hosting, and customer service so the developers can focus on game design and creativity. Increasing engagement and retention, thus growing LTV, is an important component of the value proposition we provide to developers by harnessing the power of the data across the platform to improve their game’s performance.

We also partner closely with our developers to optimize the performance of their games. For example, in Q1, Play Mechanix continued to iterate upon their competitive mobile title, Big Buck Hunter: Marksman. They introduced multiple new game modes to better attach their core demographic to our platform. One of these updates included the release of a PvP game mode (seen on the right), which enables two players to compete in real-time. These enhancements drove improvement in the game’s performance, increasing retention and engagement metrics. We are working to prioritize our game developers’ needs, wants, and desires in terms of building a successful game, and their business.

Broadly investing in products and programs to strengthen our global developer ecosystem is one of our top initiatives for this year. In Q1, Skillz exhibited at the 2022 Game Developers Conference in San Francisco, the premier industry trade show attracting over 17,000 developers around the world. We generated record-level interest and new developer leads, despite overall in-person conference attendance being almost 60% lower than in 2019.

Our continued efforts in this space have resulted in engagement with higher-caliber developers. We plan to continue driving value for our developer community through a combination of: new product features; developer education and insights; and a broader suite of services that, in the future, could include media buying through our demand-side platform Aarki.

Operational Overview

RAEM and Paying MAU Growth

In Q1 2022, Skillz grew RAEM 8% year-over-year, driven by growth in Paying MAU, which grew 22% year-over-year, and a 2 percentage point increase in take rate. Our Paying MAU also benefited from higher UA marketing investment. Our take rate benefited from a shift of paying users to higher-margin tournament formats and the revenue contribution from the acquisition of Aarki.

On a sequential quarterly basis, we saw a decrease in RAEM by 2%, driven by a 6% increase in monthly average RAEM per paying user, which was offset in part by a 7% decrease in Paying MAU. Paying MAU declined on a quarter-over-quarter basis as a result of reducing our UA marketing spend by 30% in order to improve our efficiency. This is a different pattern versus prior years when we increased our UA marketing from the fourth quarter to the first quarter, which resulted in an increase in Paying MAU from the fourth quarter to first quarter.

Adjusted EBITDA and Marketing Efficiency

In Q1 2022, we improved our Adjusted EBITDA by $16.9 million, or 22%, to $(61.0) million, from $(77.9) million in Q4 2021. We improved UA marketing efficiency by optimizing spend across networks, which enabled us to reduce UA marketing spend from Q4 2021 by $25.9 million, or 30%, to $59.7 million in Q1 2022. After planning our spend reduction in January, we reached our target monthly run-rate UA marketing spend in February. We also reduced low-return engagement marketing programs, which decreased engagement marketing from Q4 2021 by 7 percentage points, to a total 45% of revenue in Q1 2022. We plan to continue optimizing these programs over the course of the year through A/B testing.

Financial Results

Revenue

Q1 2022 Revenue was $93.4 million, up 12% over the prior year period. This was driven by 22% growth in Paying MAU over the prior year period. Our payor conversion rate, which is our Paying MAU divided by our MAU, was 18%, up 1 percentage point versus the prior year period. The 10% increase in UA marketing and 17% increase in engagement marketing over the prior year period was the primary driver of Paying MAU growth. Q1 2022 RAEM was $51.3 million, up 8% over the prior year period. Revenue grew faster than RAEM due to the increase in engagement marketing as a percentage of revenue over the prior year period.

Gross Profit

Q1 2022 Gross Profit was $84.2 million, up 6% over the prior year period. This represented 90% of revenue, 5 percentage points lower than the prior year period due to the impact of acquiring Aarki in Q3 2021, which has a lower gross margin than Skillz and higher RAEM as a percentage of revenue. Our payment processing costs are a function of the deposits we collect and RAEM is correlated with deposits, so when RAEM increases as a percentage of revenue, our payment processing costs as a percentage of revenue also increase.

Research and Development

Q1 2022 Research and Development was $18.7 million, up 156% over the prior year period. This amount includes $2.4 million of stock-based compensation expense. On a non-GAAP basis, Research and Development was 17% of revenue, a 10 percentage point increase from 7% in the prior year period, driven by headcount costs to support the investments in new features and infrastructure to build the foundations for our long-term growth. On a sequential basis, Research and Development increased 5 percentage points from 12% of revenue in the prior quarter. For the rest of 2022, we anticipate that our focus will be activating our current employees, rather than aggressively growing headcount.

Sales and Marketing

Q1 2022 Sales and Marketing was $117.3 million, up 22% over the prior year period. We invested in Sales and Marketing to drive growth and scale. This amount includes $2.9 million of stock-based compensation. On a non-GAAP basis, Sales and Marketing was 122% of revenue, a 9 percentage point increase from 113% in the prior year period. On a sequential basis, Sales and Marketing decreased 18 percentage points from 140% of revenue in the prior quarter.

Sales and Marketing is primarily composed of UA marketing and engagement marketing. Engagement marketing programs are designed to improve the engagement and monetization of existing users on the platform, and primarily consist of certain bonus cash programs and league payouts. UA marketing programs are designed to bring new users to the platform, and consist primarily of media spend to acquire users from digital ad networks.

Engagement marketing was $42.1 million, up 17% over the prior year period. This represented 45% of revenue, a 2 percentage point increase from 43% in the prior year period. On a sequential basis, engagement marketing decreased 7 percentage points from 52% of revenue in the prior quarter. This was driven by eliminating low-return engagement marketing spend while continuing to drive deep user engagement on the platform. We intelligently optimized engagement marketing spend and will continue to focus on investing in the programs that are most effective in increasing user engagement and monetization.

UA marketing was $59.7 million, up 10% over the prior year period. This was 64% of revenue, a 1 percentage point decrease from 65% in the prior year period, as we continue to optimize and scale our campaigns. On a sequential basis, UA marketing decreased 15 percentage points from 79% of revenue in the prior quarter. This was driven by scaling back UA investment and improved efficiency as we leveraged our learnings from previous quarters.

General and Administrative

Q1 2022 General and Administrative was $92.8 million, up 240% over the prior year period. This amount includes $72.7 million in stock-based compensation, including $65.1 million related to the cancellation of performance stock units previously granted to the CEO, and $0.1 million in one-time nonrecurring expenses. On a non-GAAP basis, General and Administrative was 21% of revenue, a 8 percentage point increase from 13% in the prior year period, driven by investment in headcount. On a sequential basis, General and Administrative increased 4 percentage points from 17% of revenue in the prior quarter. As noted earlier, we do not anticipate that we will grow headcount significantly during the rest of the year.

Net Loss

Q1 2022 Net Loss increased to $148.1 million from $53.6 million in the prior year period. This was primarily driven by $65.1 million of non-recurring stock-based compensation expense related to the cancellation of performance stock units previously granted to the CEO.

Adjusted EBITDA

Q1 2022 Adjusted EBITDA was $(61.0) million, $29.9 million lower than the prior year period. This was primarily driven by $5.5 million in higher UA marketing, $6.1 million in higher engagement marketing, and higher headcount than the prior year period.

Balance Sheet

We ended the first quarter with $653.8 million of cash, cash equivalents and marketable securities, and $300.0 million of debt outstanding.

Outlook/Guidance

We are making no change to our full-year 2022 revenue guidance of $400 million. Our guidance is based on an estimated reduction in engagement marketing as a percentage of revenue of approximately 10 percentage points, when compared with engagement marketing as a percentage of revenue of 49% in 2021. This implies our RAEM will be $245 million, representing 24% year-over-year growth. Based on that revenue guidance, we expect to achieve an Adjusted EBITDA margin improvement of approximately 10 percentage points when compared with Adjusted EBITDA margin of (47%) in 2021. We expect to exit 2022 with a Q4 year-over-year RAEM growth rate above 30% and a Q4 Adjusted EBITDA margin better than (30)%.

Closing

Gaming is the future of entertainment and is bigger than music, movies, and books combined. Mobile is the largest and fastest growing segment of gaming, and is expected to exceed $175 billion by 2026. At Skillz, we remain focused on pioneering the competitive mobile gaming experience and connecting players in fair, fun, and meaningful competition. It is a massive opportunity and we are still in the early days of developer adoption. This year, we will build on the foundation we have laid in Q4 2021 to drive better marketing efficiency and higher long-term value through powerful new product features that benefit our users and developers. We also plan to increase investment in the developer community through education and insights, which is the next step on the path to systematic content generation. Based on Q1 performance, we are on track to realize these initiatives, which will extend our lead over potential competitors and increase profitable growth.

The opportunity for us has never been greater and we could not be more excited for this journey to get Every Gamer, Every Developer, and Every Game on Skillz.

Thank you for your support as we continue on this journey.

Game on!

Andrew Paradise
Founder & CEO

Use of Non-GAAP Financial Measures

In this letter, the Company includes Adjusted EBITDA, RAEM and Non-GAAP Operating Expenses (namely Non-GAAP Sales and Marketing and Non-GAAP General and Administrative), which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with U.S. GAAP. As required by the rules of the Securities and Exchange Commission (“SEC”), the Company has provided herein a reconciliation of the non-GAAP financial measures contained in this letter to the most directly comparable measures under GAAP. The Company’s management believes Adjusted EBITDA and Non-GAAP Operating Expenses are useful in evaluating its operating performance and are similar measures reported by publicly-listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. Further, the Company’s management believes that RAEM is a useful measure to enable investors to better measure the Company’s progress in optimizing engagement marketing and the core growth rate of the Company’s business. Adjusted EBITDA is not intended to be a substitute for net income/loss or any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. RAEM is not intended to be a substitute for GAAP revenue or any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Further, Non-GAAP Operating Expenses are not intended to be a substitute for GAAP Operating Expenses or any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

The Company defines and calculates Adjusted EBITDA as net loss before interest, other non-operating expense or income, (benefit from) provision for income taxes, and depreciation and amortization, and further adjusted for stock-based compensation and other special items determined by management, including, but not limited to, fair value adjustments for certain financial liabilities associated with debt and equity transactions, impairment charges, acquisition related expenses for transaction costs and certain loss contingency accruals, as they are not indicative of business operations. The Company defines and calculates RAEM as consolidated revenue less engagement marketing expenses included in sales and marketing expenses. The Company defines and calculates Non-GAAP Operating Expenses as GAAP Operating Expenses adjusted for stock-based compensation, one-time transaction expenses and other special items determined by management, including, but not limited to acquisition related expenses for transactions costs and certain loss contingency accruals, as they are not indicative of business operations.

Forward-Looking Statements

This letter includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the Company’s actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, the ability of Skillz to: realize the benefits expected from the business combination; effectively compete in the global entertainment and gaming industries; attract and retain successful relationships with the third party developers that develop and update all of the games hosted on Skillz’s platform; comply with laws and regulations applicable to its business; and as well as other risks and uncertainties indicated from time to time in the Company’s SEC filings, including those under “Risk Factors” therein, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that the Company makes from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that the Company believes to be reasonable as of this date. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

Contacts:
Investors: ir@skillz.com

Skillz Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited, in thousands, except for number of shares and per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue	$93,438	$83,677
Costs and expenses:
Cost of revenue	9,265	4,256
Research and development	18,653	7,282
Sales and marketing	117,332	96,323
General and administrative	92,792	27,284
Total costs and expenses	238,042	135,145
Loss from operations	(144,604)	(51,468)
Interest expense, net	(8,157)	(24)
Change in fair value of common stock warrant liabilities	4,462	(2,108)
Other (expense) income, net	(27)	50
Loss before income taxes	(148,326)	(53,550)
(Benefit from) provision for income taxes	(213)	42
Net loss	$(148,113)	$(53,592)
Net loss per share attributable to common stockholders – basic	$(0.37)	$(0.15)
Weighted average common shares outstanding – basic	401,653,954	356,818,954

Net loss attributable to common stockholders – diluted	$(148,113)	$(57,391)
Net loss per share attributable to common stockholders – diluted	$(0.37)	$(0.16)
Weighted average common shares outstanding – diluted	401,653,954	359,827,649

Other comprehensive loss:
Change in unrealized loss on available-for-sale investments, net of tax	(2,046)	—
Total other comprehensive loss:	(2,046)	—
Comprehensive loss	$(150,159)	$(53,592)

Skillz Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except for number of shares and par value per share amounts)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$114,558	$241,332
Marketable securities, current	369,566	319,055
Accounts receivable, net	13,230	13,497
Prepaid expenses and other current assets	21,967	16,704
Total current assets	519,321	590,588
Property and equipment, net	8,629	9,988
Operating lease right-of-use assets, net	13,977	14,511
Marketable securities, non-current	169,725	182,629
Non-marketable equity securities	55,649	55,649
Intangible assets, net	75,066	79,137
Goodwill	86,436	86,845
Other long-term assets	3,733	3,478
Total assets	$932,536	$1,022,825
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,305	$19,753
Operating lease liabilities, current	2,005	2,110
Other current liabilities	57,607	64,969
Total current liabilities	72,917	86,832
Operating lease liabilities, non-current	13,199	13,567
Common stock warrant liabilities, non-current	1,831	6,293
Long-term debt, non-current	279,713	278,889
Other long-term liabilities	13,238	13,544
Total liabilities	380,898	399,125
Commitments and contingencies
Stockholders’ equity:
Preferred stock $0.0001 par value; 10 million shares authorized — 0 issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock $0.0001 par value; 625 million shares authorized; Class A common stock – 500 million shares authorized; 341 million and 340 million shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively; Class B common stock – 125 million shares authorized; 69 million shares issued and outstanding as of March 31, 2022 and December 31, 2021	40	40
Additional paid-in capital	1,121,697	1,043,600
Accumulated other comprehensive loss	(2,294)	(248)
Accumulated deficit	(567,805)	(419,692)
Total stockholders’ equity	551,638	623,700
Total liabilities and stockholders’ equity	$932,536	$1,022,825

Skillz Inc.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Net loss	$(148,113)	$(53,592)
Interest expense, net	8,157	24
Stock-based compensation (3)	77,925	10,945
Change in fair value of common stock warrant liabilities	(4,462)	2,108
(Benefit from) provision for income taxes	(213)	42
Depreciation and amortization	5,539	555
Other expense (income), net	27	(50)
One-time nonrecurring expenses(1) (2)	119	8,839
Adjusted EBITDA	$(61,021)	$(31,129)

(1) For the three months ended March 31, 2022, amounts represent one-time nonrecurring expenses related to IPO bonuses for certain employees.

(2) For the three months ended March 31, 2021, amounts represent transaction expenses related to the follow-on offering.

(3) For the three months ended March 31, 2022, amount includes stock-based compensation recorded for the cancellation of the Chief Executive Officer’s award of 16,119,640 performance share units granted on September 14, 2021 (the “CEO Performance Stock Units”).

Skillz Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Research and development	$18,653	$7,282
Less: stock-based compensation	(2,354)	(1,207)
Less: one-time nonrecurring expenses	—	(139)
Non-GAAP research and development	$16,299	$5,936

Sales and marketing	$117,332	$96,323
Less: stock-based compensation	(2,879)	(1,838)
Less: one-time nonrecurring expenses	—	(131)
Non-GAAP sales and marketing	$114,453	$94,354

General and administrative	$92,792	$27,284
Less: stock-based compensation(1)	(72,692)	(7,900)
Less: one-time nonrecurring expenses(2) (3)	(119)	(8,569)
Non-GAAP general and administrative	$19,981	$10,815

(1) For the three months ended March 31, 2022, amounts includes stock-based compensation recognized for the cancellation of Andrew Paradise, Chief Executive Officer’s award of 16,119,640 performance share units granted on September 14, 2021 (the “CEO Performance Stock Units”).

(2) For the three months ended March 31, 2022, amounts represent one-time nonrecurring expenses related to IPO bonuses for certain employees.

(3) For the three months ended March 31, 2021, amounts represent transaction expenses related to the follow-on offering.

Skillz Inc.
Reconciliation of GAAP Revenue to Revenue After Engagement Marketing
(in thousands)

	Three Months Ended March 31,
	2022	2021
Revenue	$93,438	$83,677
Less: Sales and marketing - engagement marketing	42,096	35,986
Revenue after engagement marketing(1)	$51,342	$47,691

(1) “Revenue After Engagement Marketing” or “RAEM” means consolidated revenue less engagement marketing expenses included in sales and marketing expense.

Skillz Inc.
Supplemental Financial Information
(Unaudited, in millions, except ARPU and ARPPU)

	Three Months Ended March 31,
	2022	2021
Monthly active users (“MAUs”)(1)	3.2	2.7
Average revenue per user (“ARPU”)(2)	$9.65	$10.35
Paying monthly active users (“PMAUs”)(3)	0.57	0.47
Average revenue per paying user (“ARPPU”)(4)	$54.70	$59.8
Gross marketplace volume (“GMV”)(5)	$552	$567
Revenue after engagement marketing (“RAEM”)(6)	$51	$48

(1) “Monthly Active Users” or “MAUs” means the number of end-users who entered into a paid or free contest hosted on Skillz’s platform at least once in a month, averaged over each month in the period.

(2) “Average Revenue Per Monthly Active User” or “ARPU” means the average revenue in a given month divided by MAUs in that month, averaged over the period.

(3) “Paying Monthly Active Users” or “PMAUs” means the number of end-users who entered into a paid contest hosted on Skillz’s platform at least once in a month, averaged over each month in the period.

(4) “Average Revenue Per Paying Monthly Active User” or “ARPPU” means the average revenue in a given month divided by PMAUs in that month, averaged over the period.

(5) “GMV” or “Gross Marketplace Volume” means the total entry fees paid by users for contests hosted on Skillz’s platform. Total entry fees include entry fees paid by end-users using cash deposits, prior cash winnings from end-users’ accounts that have not been withdrawn, and end-user incentives used to enter paid entry fee contests.

(6) “Revenue After Engagement Marketing” or “RAEM” means consolidated revenue less engagement marketing expenses included in sales and marketing expense.

Skillz Inc.
Long Lived User Cohorts Build Long-Term Profitability
(Unaudited)

(1) Lifetime Value means the cumulative gross profit per install over the period following the acquisition of that paying user.